Exhibit 5.B

NAMES AND ADDRESSES OF

THE UNDERWRITERS OF THE SECURITIES

Deutsche Bank Securities Inc.

60 Wall Street

New York, New York 10005

Attention: Debt Capital Markets

Telephone: +1 212 797 2202

Facsimile: +1 212 250 6801

Barclays Bank PLC

5 The North Colonnade

Canary Wharf

London E14 4BB,

United Kingdom

Attention: Debt Syndicate

Telephone: +44 (0) 20 7773 9098

Facsimile: +44 (0) 20 7516 7548

Goldman Sachs International

Peterborough Court

133 Fleet Street

London EC4B 2BB

United Kingdom

Attention: Debt Syndicate Desk

Telephone: +44 (0) 20 7774 1000

Facsimile: +44 (0) 20 7774 4477